News Release: IMMEDIATE RELEASE
For further information, contact:
Suzie Singer, Irwin Financial Corporation	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES SELECTION OF

JOCELYN MARTIN-LEANO AS PRESIDENT OF HOME EQUITY SEGMENT

(Columbus, IN, July 3, 2006) Irwin Financial Corporation (NYSE:IFC), today announced the selection of Jocelyn Martin-Leano as President of Irwin Home Equity Corporation.

Martin-Leano, 45, joined Irwin Home Equity shortly after its founding in 1996 and has served in leadership positions in both Loan Servicing and Operations. She served in various management capacities in the mortgage divisions of ITT Residential Capital Corporation, Bank of America and Citibank prior to joining Irwin. In 2005, she was promoted to Executive Vice President of Operations and later that year was named Interim President upon the retirement of former President, Elena Delgado.

"We are pleased that Jocelyn has once again expanded her responsibilities in our home equity line of business. Her proven leadership, expertise and vision are well-aligned with our strategy of growing this important segment," stated Tom Washburn, Executive Vice President of Irwin Financial and Chairman of Irwin Home Equity.

About Irwin Home Equity

Irwin Home Equity (www.ihe.com) in conjunction with its parent, Irwin Union Bank and Trust Company, originates, purchases, securitizes and services a variety of home equity loans, lines of credit and first mortgages through direct lending, broker and correspondent partnerships nationwide.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.